Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement Nos. 333-268789 and 333-269037 on Form S-8 of MasterBrand, Inc. of our report dated April 25, 2024 (September 25, 2024 as to the effects of the change in method for accounting for Goodwill and Intangible Assets described in Note 15), relating to the financial statements of Dura Investment Holdings LLC and Subsidiaries appearing in this Current Report on Form 8-K/A.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
September 25, 2024